As filed with the Securities and Exchange Commission on September 1, 2010
Registration No. 333-151338

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

U.S. CONCRETE, INC.
(Exact name of registrant as specified in its charter)

Delaware	76-0586680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2925 Briarpark, Suite 1050 Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

U.S. Concrete, Inc. 2008 Incentive Plan
(Full Title of the Plan)

Curt M. Lindeman
U.S. Concrete, Inc.
Vice President, General Counsel and Corporate Secretary
2925 Briarpark, Suite 1050
Houston, Texas 77042
Telephone: (713) 499-6200

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

On June 2, 2008, U.S. Concrete, Inc., a Delaware corporation (the “Company”), filed a registration statement on Form S-8 (No. 333-151338) (the “Registration Statement”), which registered 2,500,000 shares of common stock of the Company, par value $.001 per share (the “Old Common Stock”), to be offered or sold under the U.S. Concrete, Inc. 2008 Incentive Plan (the “Plan”).

On July 29, 2010, the United States Bankruptcy Court for the District of Delaware entered an order confirming the Company’s and certain of its subsidiaries’ Amended Joint Plan of Reorganization pursuant to Chapter 11 of Title 11 of the United States Code (the “Plan of Reorganization”). On August 31, 2010 (the “Effective Date”), the Plan of Reorganization become effective. Pursuant to the Plan of Reorganization, holders of the Company’s Old Common Stock received Class A Warrants and Class B Warrants to purchase new common stock of the Company and all of the Old Common Stock was canceled.

As a result of the consummation of the transactions contemplated by the Plan of Reorganization, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all the shares of the Company’s Old Common Stock registered under the Registration Statement and reserved for issuance under the Plan, which remained unissued as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 31, 2010.  No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933.

U.S. CONCRETE, INC.
By:	/s/ Michael W. Harlan
Name:	Michael W. Harlan
Title:	President and Chief Executive Officer